Exhibit 99.1

December 1, 2020	For More Information Contact:
For Immediate Release	Christopher Becker, President and CEO
(516) 671-4900, Ext. 7000

THE FIRST OF LONG ISLAND CORPORATION ADDS SUSANNE PHEFFER AS EXECUTIVE VICE PRESIDENT AND CHIEF INFORMATION OFFICER

GLEN HEAD, NEW YORK, December 1, 2020 – The First of Long Island Corporation (NASDAQ: FLIC) announced today that on November 30, 2020, Susanne Pheffer joined the Company’s banking subsidiary, The First National Bank of Long Island, as Executive Vice President and Chief Information Officer.

Most recently  Ms.  Pheffer served six years as Executive Vice President and Chief Technology Officer of Empire National Bank.  She spent the first twenty-three years of her career at the State Bank of Long Island where she was promoted to Senior Vice President and Chief Information Officer. Ms. Pheffer spent seven years as a Senior Consultant and Director of Operations for a consultancy firm specializing in application processing systems and advanced technology solutions for the financial services industry.  Ms. Pheffer has a Master of Science degree in Finance and a Bachelor of Science degree in Computer Science and Corporate Finance, both from Adelphi University.

President and Chief Executive Officer, Christopher Becker, commented, “Susanne joins us at an exciting juncture as we just introduced a new branding initiative and custom designed website.  Technology and information security are most critical as our industry witnesses an unparalleled rise in the use of digital banking since the onset of the pandemic.  Susanne brings seasoned experience to the Company with her broad banking background.  She has served both as an executive of community banks in our market as well as a technology and operations consultant to financial institutions across the nation.  Known for her leadership skills, expertise and ability to deliver, I am confident she is well suited to join our team.”

About The First of Long Island Corporation

The First of Long Island Corporation is the bank holding company for The First National Bank of Long Island.  The Bank serves the financial needs of privately-owned businesses, professionals, consumers, public bodies and other organizations primarily in Nassau and Suffolk Counties, Long Island, and the boroughs of Queens, Brooklyn and Manhattan within New York City with a current branch network of fifty branches.